Exhibit 10.21

	Thomas B. King Executive Vice President and Chief Operating Officer	Mailing Address: Mail Code B32 P. O. Box 770000 San Francisco, CA 94177-0001

November 21, 2005
		Overnight Mail:
		Pacific Gas and Electric Company
		77 Beale Street, 32nd Floor
Mr. John S. Keenan
108 Braewynds Lane		415.973.7431
Holly Springs, NC 27540		Fax: 415.973.9485

Dear Jack:

On behalf of Pacific Gas and Electric Company, I am pleased to extend a revised offer to you to join our organization as Senior Vice President, Generation and Chief Nuclear Officer, reporting to me.

Your initial total compensation package will consist of the following:

1.	An annual base salary of $350,000 ($29,166.67/month) subject to possible increases through our annual salary review plan.

2.
A one-time bonus of $200,000 payable within 60 days of your date of hire, subject to normal tax withholdings.  Should you leave the company or should your employment be terminated for cause within three years of your date of hire, a prorated amount of this bonus must be refunded to the company.

3.
A target incentive of $175,000 (50% of your base salary) in an annual short-term incentive plan under which your actual incentive dollars may range from zero to $350,000 based on performance relative to established goals.  If your date of hire is in 2005, this incentive will be prorated for the number of months worked from your date of hire and will be payable in 2006.

4.
A one-time additional incentive tied to the improvement of the performance of Diablo Canyon Power Plan (DCPP).  Specifically, 50 percent of your 2006 annual short-term incentive plan award will be tracked in a phantom account contingent upon INPO’s next rating of DCPP, which is scheduled to occur in the spring of 2007.  If the 2007 INPO rating is a 1, the amount tracked in the phantom account will be paid to you.

5.
Participation in the PG&E Corporation Long-Term Incentive Plan (LTIP) as a band 3  officer.  Grants under the LTIP are split equally between restricted stock and performance shares, and are generally made annually on the first business day of the year.  Your initial grant will be made on the first business day of January 2006 and will have an estimated current value of $400,000.  This estimated value is used only for the purpose of determining the number of shares for your grant.  The ultimate value that you realize from this grant will depend upon your employment status and the performance of PG&E Corporation common stock.

Mr. Keenan
November 21, 2005

6.	A one-time supplement LTIP grant with an estimated current value of $200,000. This grant will be apportioned and made in the same manner as the grant described in item 5.

7.
Participation in the PG&E Corporation Supplemental Executive Retirement Plan (SERP). The basic benefit payable from the SERP at retirement is a monthly annuity equal to the product of 1.7% x [average of the three highest years’ combination of salary and annual incentive for the last ten years of service] x years of credited service x 1/12 less any amounts paid or payable from the Pacific Gas and Electric Company Retirement Plan  (RP).  During each of your first seven complete years of employment, you will receive 1½ years of credited service, resulting in a total of 10½ years of service at the end of seven years of employment.  Thereafter, you will receive one year of credited service for each additional year of employment.

8.	Conditioned upon meeting plan requirements, you will also be eligible for post-retirement life insurance and post-retirement medical benefits upon retirement under the RP.

9.
Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) savings plan.  You will be eligible to contribute as much as 20% of your salary on either a pre-tax or after-tax basis.  After your first year of service, we will match contributions you make up to 3% of your salary at 75 cents on each dollar contributed.  After three years of service, we will match contributions up to 6% of your salary at 75 cents on each dollar contributed.  All of the above contributions are subject to the applicable legal limits.

10.
Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified, deferred compensation plan.  You may elect to defer payment of some of your compensation on a pre-tax basis.  We will provide you with the full matching contributions that cannot be provided through the RSP, due to legal limitations imposed on highly compensated employees.

11.
As a result of your officer level (officer band 3), you will become an eligible participant under the Executive Stock Ownership Program effective January 1, 2007.  As an ancillary benefit to that program, you will also be eligible to receive financial counseling from The AYCO Company at a subsidized rate to assist you in your understanding of our compensation and benefits programs and how those programs can help you to achieve financial security.  For this feature of the program, you will be eligible as of January 1, 2006.

12.
Participation in a cafeteria-style benefits program that permits you to select coverage tailored to your personal needs and circumstances.  The benefits you elect will be effective the first of the month following the date of your hire.

13.
An annual vacation allotment of four weeks, subject to future increases based on length of service.  If your date of hire is in 2005, the vacation allotment will be prorated based on your date of hire.  In addition, Pacific Gas and Electric Company recognizes 10 paid company holidays annually and provides 3 floating holidays immediately upon hire and at the beginning of each year.

14.
An annual perquisite allowance of $20,000 to be used in lieu of individual authorizations for cars and memberships in clubs and civic organizations.  If your date of hire is in 2005, you will receive half of this amount ($10,000) for 2005.

Mr. Keenan
November 21, 2005

15.
Participation in the Employee Discount program after six months of continuous service following your date of hire.  The program offers participant’s a 25% discount on electricity and gas rates for their primary residence.  In order to receive this benefits, you must (a) live within Pacific Gas and Electric Company’s service territory and (b) have the service in your name at your primary residence.

16.
A comprehensive executive relocation assistance package, including: (1) the reimbursement of closing costs on the sale of your current residence, contingent upon using a PG&E-designated relocation company and purchasing a new residence, (2) the move of your household goods, including 60 days of storage and the movement of the goods out of storage, and (3) a lump sum payment of $10,000 payable within 60 days of your date of employment.  In addition, the package will include financial assistance in the form of a monthly mortgage subsidy of $3,000 (interest only) for a period of 60 months.  This subsidy is contingent upon the following: (1) your purchase of a principal residence (within 50 miles of your work location) within one year of your date of hire, (2) your satisfying typical mortgage qualification criteria, and (3) use of a company-designated lender.  Should you have any questions regarding the relocation package, please contact Denise Nicco, Director of Relocation at (415) 817-8230.

As we have discussed, this offer is contingent upon your passing a comprehensive background verification including a credit check and security clearance assessment, and a standard drug analysis test.  We will also need to verify your eligibility to work in the United States based on applicable immigration laws.  In addition, your election as an officer of Pacific Gas and Electric Company is subject to approval by the Board of Directors of Pacific Gas and Electric Company and elements of your compensation are subject to approval by the Nominating, Compensation, and Governance Committee of the Board of Directors of PG&E Corporation.

Peter Darbee and I look forward to your joining our team and believe you will make a strong contribution to the achievement of the mission and goals of Pacific Gas and Electric Company and PG&E Corporation.  I would appreciate receiving your written acceptance of this offer as soon as possible.  Please call me at any time if you have any questions.

Sincerely,

THOMAS B. KING

THOMAS B. KING
Executive Vice President and Chief Operating Officer

Attachment

This is to confirm my acceptance of Pacific Gas and Electric Company’s offer as the Senior Vice President, Generation and Chief Nuclear Officer as outlined above.

                                                      JOHN S. KEENAN                   11/28/05
(Signature and Date)